Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-139838

Prospectus Supplement
(To Prospectus Dated January 5, 2007 and Supplemented March 30, 2007)

                                  $180,000,000

                          LEVEL 3 COMMUNICATIONS, INC.*


             Shares of Common Stock of Level 3 Communications, Inc.
  Issuable Upon Conversion of 3.125% Convertible Senior Debentures due 2026 of
                              Broadwing Corporation


                         TABLE OF ADDITIONAL REGISTRANTS


                                                             Jurisdiction of     Industrial       I.R.S. Employer
                                                             Incorporation or    Classification   Identification
Name of Additional Registrants*                              Organization        Code Number      Number
                                                             ------------------  ---------------  ------------------


Broadwing Corporation                                            Delaware             4813           52-2041343

Dorsal Networks, LLC                                             Delaware             4813           52-2262523

United Cable Holdings, LLC                                       Delaware             4813           20-3568123

Corvis Operations, Inc.                                          Delaware             4813           42-1540478

Corvis Equipment, LLC                                            Delaware             4813           00-0000000

Corvis Government Solutions, Inc.                                Delaware             4813           01-0733079

CIII Communications, LLC                                         Delaware             4813           75-3105013

Broadwing Communications, LLC                                    Delaware             4813           75-3105020

Broadwing Communications Real Estate Services, LLC               Delaware             4813           27-0013737

Broadwing Communications Canada, LLC                             Delaware             4813           01-0776370

Broadwing Communications Holdings, Inc.                          Delaware             4813           20-3368922

Broadwing Communications Corporation                             Delaware             4813           36-4167094

Broadwing Financial Services, Inc.                               Delaware             4813           36-4260494

* Addresses and telephone numbers of principal executive offices are the same as those of Level 3 Communications, Inc.

      This prospectus supplement supplements the prospectus dated January 5, 2007 (as supplemented on March 30, 2007, the "prospectus") of Level 3 Communications, Inc. relating to the sale by certain holders of Broadwing Corporation's 3.125% convertible senior debentures due 2026 and the shares of Level 3 common stock issuable upon conversion of the convertible debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

      The following table supplements or amends, as noted, the information contained in the table set forth in the prospectus under the caption "Selling Stockholders." The table sets forth information with respect to the selling stockholders identified below and the principal amounts at maturity of beneficially owned by each selling stockholder identified below that may be offered under the prospectus. The information is based on information provided by or on behalf of the selling stockholders. The selling stockholders may offer all, some or none of the common stock into which the convertible debentures have been converted. Because the selling stockholders may offer all or some portion of the common stock, no estimate can be given as to the amount of the common stock that will be held by the selling stockholders upon termination of any sales. In addition, since the date on which they provided the information regarding their common stock, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Unless otherwise indicated below, to our knowledge, no selling stockholder named in the table below beneficially owns one percent or more of our common stock.

                                     Principal Amount of
                                   Convertible Debentures             Number of Shares of Level 3 Common Stock
                                ------------------------------   ---------------------------------------------------
                                                   Percentage
                                Beneficially       of Convertible                                     Percentage
Selling                         Owned and          Debentures    Beneficially Offered    Owned After  Owned After
Securityholder                  Offered Hereby($)  Outstanding    Owned       Hereby      Offering     Offering
                                ----------------   -----------   ----------   ---------   -----------   ------------
Castle Convertible Fund,                    0           0         143,637      143,637         -              -
   Inc. (31)

(31) Fred Alger Management, Inc. has sole voting and dispositive power over the registrable securities.

      Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to the prospectus if and when necessary.

        Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 5 of the prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is June 13, 2007.